Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Investor Contact:
Richard Edwards, 763-513-3477
or
Media Contact:
Jess Rogers, 763-513-3445

Polaris Reports 2018 Second Quarter Results

Q2 2018 Highlights

Reported sales for the second quarter of 2018 increased 10% to $1,503 million; adjusted sales increased 11% to 1,505 million

Reported net income was $1.43 per diluted share, up 47% over the prior year; adjusted net income for the same period was $1.77 per diluted share, up 45% over the prior year

North American retail sales increased 6% for the quarter; ORV N.A. retail sales were up mid-single digits % with both side-by-side and ATV vehicles up mid-single digits percent. Gained market share in side-by-side's and ATVs during the quarter along with ongoing market share gains in Indian motorcycles

Dealer inventory was up 6% year-over-year, excluding Snowmobiles, for the second quarter 2018; ORV dealer inventory was up high single digits % due to new product shipments; motorcycle dealer inventory was down low single digits %

Increased full year 2018 sales guidance to up 11% to 12% taking into account improved volume expectations and the acquisition of Boat Holdings, LLC (Boat Holdings). Adjusting full year earnings per share expectations by raising the lower end of the Company's earnings per share range and now expect adjusted net income to be in the range of $6.48 to $6.58 per diluted share which includes the absorption of an estimated additional $40 million of tariff and related commodity cost increases anticipated in 2018 and the adjustment to exclude intangible amortization for all prior acquisitions.

MINNEAPOLIS--(BUSINESS WIRE)--July 25, 2018--Polaris Industries Inc. (NYSE: PII):

(Downloadable PDF of this press release)

Key Financial Data
(in thousands, except per share data)
INCOME STATEMENT - Q2 June 30, 2018	Reported	YOY % Chg.	Adjusted*	YOY % Chg.
Sales	$1,502,532	10%	$1,504,989	11%
Net income	$92,540	49%	$114,614	47%
Diluted EPS	$1.43	47%	$1.77	45%

BALANCE SHEET - Q2 June 30, 2018	Reported	YOY % Chg.
Cash and cash equivalents	$181,753	43%
Inventories, net	$925,243	13%
Total debt, capital lease obligations and notes payable	$1,112,622	4%
Shareholders' equity	$877,510	3%

CASH FLOW - YTD June 30, 2018	Reported	YOY % Chg.
Cash flow from operations	$165,149	(37%)
Purchase of property & equipment	$104,569	28%
Repurchase and retirement of common shares	$192,367	193%
Cash dividends to shareholders	$75,694	4%

Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. *A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

CEO Commentary

"I am very pleased with the Polaris team and the strong execution they delivered across the business during the 2nd Quarter. With solid retail growth and market share gains in both our Off-Road Vehicle business and Indian Motorcycles, we are clearly reaping the benefits of our safety and quality investments, new product innovations and improved delivery performance. Consumer sentiment and dealer traffic improved throughout the Quarter, building momentum which will help offset the rising risk of tariffs in the 2nd half. During the Quarter we were excited to announce another expansion of the Polaris powersports portfolio with the acquisition of Boat Holdings, the largest manufacturer of pontoon boats in the U.S. Between organic growth and considered acquisitions, Polaris’ underlying performance has significantly improved, but much of our success is being masked by substantial cost escalation driven by tariffs and commodities. As we navigate through increasingly dynamic markets, our efforts to enhance product quality and innovation, boost productivity and become a more customer centric Company are paying off, and Polaris is well-positioned for further success.”

-- Scott Wine, Chairman and Chief Executive Officer of Polaris Industries Inc.

Second Quarter Performance Summary (Reported)

(in thousands, except per share data)	Three months ended June 30,
	2018	2017	Change
Sales	$1,502,532	$1,364,920	10%
Gross profit	385,176	350,386	10%
% of Sales	25.6%	25.7%	-4 bpts
Total operating expenses	284,063	270,347	5%
% of Sales	18.9%	19.8%	-90 bpts
Income from financial services	21,344	19,143	11%
% of Sales	1.4%	1.4%	+2 bpts
Operating income	122,457	99,182	23%
% of Sales	8.2%	7.3%	+88 bpts
Net income	92,540	62,041	49%
% of Sales	6.2%	4.5%	+161 bpts
Diluted net income per share	$1.43	$0.97	47%

Polaris Industries Inc. (NYSE: PII) today reported second quarter 2018 sales of $1,503 million, up 10 percent from $1,365 million for the second quarter of 2017. Adjusted sales for the second quarter of 2018 were $1,505 million, up 11 percent from the prior year period. The Company reported second quarter 2018 net income of $93 million, or $1.43 per diluted share, compared with net income of $62 million, or $0.97 per diluted share, for the 2017 second quarter. Adjusted net income for the quarter ended June 30, 2018 was $115 million, or $1.77 per diluted share, up 45 percent compared to $78 million, or $1.22 per diluted share in the 2017 second quarter.

Gross profit increased 10 percent to $385 million for the second quarter of 2018 from $350 million in the second quarter of 2017. Reported gross profit margin was 26 percent of sales for the second quarter of 2018 compared to 26 percent of sales for the second quarter of 2017. Gross profit for the second quarter of 2018 includes the negative impact of $5 million of Victory Motorcycles wind-down costs and realignment and restructuring costs. Excluding these items, second quarter 2018 adjusted gross profit was $390 million, or 26 percent of adjusted sales. For the second quarter of 2017 adjusted gross profit of $364 million, or 27 percent of adjusted sales, excludes the negative impact of $13 million in Victory Motorcycles® wind down costs and restructuring and realignment costs. Gross profit margins on an adjusted basis were down slightly due to unfavorable product mix, the impact of tariff, commodity and freight cost pressure during the quarter, offset by improvements in warranty expense, VIP savings and favorable exchange rates.

Operating expenses increased five percent for the second quarter of 2018 to $284 million, or 19 percent of sales, from $270 million, or 20 percent of sales, in the same period in 2017. Operating expenses as a percentage of sales, improved as the Company realized efficiencies through its selling, marketing and general and administrative spend.

Income from financial services was $21 million for the second quarter of 2018, up 11 percent compared with $19 million for the second quarter of 2017. The increase is attributable to improved retail penetration and higher income from Polaris Acceptance due to higher dealer inventory levels.

Non-Operating Expenses (Reported)

(in thousands)	Three months ended June 30,
	2018	2017	Change
Interest expense	$9,216	$8,032	15%
Equity in loss of other affiliates	$3,954	$1,336	196%
Other expense (income), net	$(3,561)	$(2,152)	65%
Provision for income taxes	$20,308	$29,925

Equity in loss of other affiliates was $4 million for the second quarter of 2018 compared to $1 million last year's second quarter resulting from losses associated with the wind-down of the Eicher-Polaris joint venture in India.

Other expense (income), net, was $4 million of income for the second quarter of 2018, versus $2 million of income in the second quarter of 2017 resulting from foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The provision for income taxes for the second quarter of 2018 was $20 million, or 18.0 percent, of pretax income compared with $30 million, or 32.5 percent of pretax income for the second quarter of 2017. The decrease in the effective income tax rates is primarily due to the reduction in the federal statutory tax rate to 21 percent as a result of U.S. Tax Reform and an increase in excess tax benefits related to stock based compensation.

Product Segment Highlights (Reported)

(in thousands)	Sales			Gross Profit
	Q2 2018	Q2 2017	Change	Q2 2018	Q2 2017	Change
Off-Road Vehicles / Snowmobiles	$990,841	$845,508	17%	$297,221	$266,150	12%
Motorcycles	$171,412	$197,997	(13)%	$24,672	$21,116	17%
Global Adjacent Markets	$113,418	$97,022	17%	$28,107	$21,216	32%
Aftermarket	$226,861	$224,393	1%	$57,747	$59,918	(4)%

Off-Road Vehicle (“ORV”) and Snowmobile segment sales, including PG&A, totaled $991 million for the second quarter of 2018, up 17 percent over $846 million for the second quarter of 2017 driven by growth across most categories. PG&A sales for ORV and Snowmobiles combined, increased 13 percent in the 2018 second quarter compared to the second quarter last year. Gross profit increased 12 percent to $297 million, in the second quarter of 2018, compared to $266 million in the second quarter of 2017.

ORV wholegood sales for the second quarter of 2018 increased 18 percent primarily driven by strong RANGER, RZR, and ATV shipments. Polaris North American ORV retail sales increased in the mid-single digits percent range with side-by-side and ATV vehicles growing retail sales in the mid-single digit percent range. Side-by-Sides and ATVs again gained market share during the quarter in their respective categories. The North American ORV industry was flat compared to the second quarter last year. ORV dealer inventory was up high-single digits in the 2018 second quarter compared to the same period last year due to increased shipments of newly introduced products.

Snowmobile wholegood sales in the second quarter of 2018 was $4 million compared to $7 million in the second quarter last year. Snowmobile sales in the Company’s second quarter are routinely low as it is the off-season for snowmobile retail sales and shipments.

Motorcycle segment sales, including PG&A, totaled $171 million, a decrease of 13 percent compared to $198 million reported in the second quarter of 2017 due to a weak motorcycle industry and timing of shipments for Indian motorcycles year-over-year. Slingshot sales were also down due to the weak motorcycle industry. Gross profit for the second quarter of 2018 was $25 million compared to $21 million in the second quarter of 2017. Adjusted for the Victory wind down costs recorded in both the 2018 and 2017 second quarters, and restructuring and realignment costs, motorcycle gross profit was $25 million in the 2018 second quarter compared to $30 million for the 2017 second quarter.

North American consumer retail demand for the Polaris motorcycle segment, including Indian Motorcycle and Slingshot, increased low-single digit percent during the 2018 second quarter. Indian Motorcycle retail sales increased mid-single digits percent. Slingshot's retail sales were down mid-single digits percent during the quarter. Motorcycle industry retail sales, 900cc and above, were down mid-single digit percent in the 2018 second quarter. Indian Motorcycle gained market share for the 2018 second quarter on a year-over-year basis, in spite of an overall weak N.A. industry motorcycle market in the second quarter. Motorcycle dealer inventory was down low-single digits percent in the 2018 second quarter compared to the same period last year due to moderated shipments in an overall weak motorcycle market.

Global Adjacent Markets segment sales, including PG&A, increased 17 percent to $113 million in the 2018 second quarter compared to $97 million in the 2017 second quarter. Sales of Goupil and the Commercial, Government, Defense businesses drove most of the increase. Reported gross profit increased 32 percent to $28 million in the second quarter of 2018, compared to $21 million in the second quarter of 2017.

Aftermarket segment sales increased one percent to $227 million in the 2018 second quarter compared to $224 million in the 2017 second quarter. TAP sales in the second quarter of 2018 were $210 million, which was up slightly compared to the second quarter of 2017. Growth at TAP's retail stores and online platforms were largely offset by lower accessory sales for the new Jeep Wrangler which was available for sale later than anticipated. Gross profit decreased to $58 million in the second quarter of 2018, compared to $60 million in the second quarter of 2017.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales, excluding Aftermarket segment sales, increased eleven percent for the 2018 second quarter driven by growth across all segments, regions and product lines during the quarter.

International sales to customers outside of North America, including PG&A, totaled $204 million for the second quarter of 2018, up 7 percent, from the same period in 2017. Foreign exchange movements represented four percent of the sales increase for the quarter. The remaining increase was driven by strong sales in the Company's EMEA business for ORV and motorcycles.

Financial Position and Cash Flow

(in thousands)	Six Months ended June 30,
	2018	2017	Change
Cash and cash equivalents	$181,753	$127,378	43%
Net cash provided by operating activities	$165,149	$263,043	(37)%
Repurchase and retirement of common shares	$192,367	$65,662	193%
Cash dividends to shareholders	$75,694	$72,612	4%
Total debt, capital lease obligations and notes payable	$1,112,622	$1,067,797	4%
Debt to Total Capital Ratio	56%	56%

Net cash provided by operating activities was $165 million for the six months ended June 30, 2018, compared to $263 million for the same period in 2017. The decrease in net cash provided by operating activities for the 2018 period was due to higher factory inventory related to the higher sales and the model year changeover. Total debt at June 30, 2018, including capital lease obligations and notes payable, was $1,113 million. The Company’s debt-to-total capital ratio was 56 percent at June 30, 2018 and 2017. Cash and cash equivalents were $182 million at June 30, 2018, up from $127 million for the same period in 2017.

Share Buyback Activity: During the second quarter of 2018, the Company repurchased and retired 1,429,000 shares of its common stock for $177 million. Year-to-date through June 30, 2018, the Company has repurchased and retired 1,562,000 shares of its common stock for $192 million. As of June 30, 2018, the Company has authorization from its Board of Directors to repurchase up to an additional 4.9 million shares of Polaris common stock.

2018 Business Outlook

The Company is raising its full year sales guidance and now expects sales to be in the range of 11 percent to 12 percent over 2017 adjusted sales of $5,428 million and narrowing and adjusting its earnings guidance range for the full year 2018 to account for Boat Holdings income and elimination of intangible amortization of previously acquired companies to better reflect the true underlying performance of Polaris' core businesses. Adjusted net income is now expected to be in the range of $6.48 to $6.58 per diluted share, compared with adjusted net income of $5.10 per diluted share for 2017. The revised guidance takes into account approximately $40 million of escalating tariff and related commodity cost increases as the Company understands them today.

Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profit, income before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of adjusted non-GAAP measures to reported GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Investor Conference Call

Second Quarter 2018 Earnings Conference Call and Webcast Presentation
Today at 8:00 AM (CDT) Polaris Industries Inc. will host a conference call and webcast to discuss the 2018 second quarter results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President - Finance and CFO. A slide presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 internationally. The Conference ID is 8402413. A replay of the conference call will be available by accessing the same link on our website.

About Polaris

Polaris Industries Inc. (NYSE: PII) is a global powersports leader that has been fueling the passion of riders, workers and outdoor enthusiasts for more than 60 years. With annual 2017 sales of $5.4 billion, Polaris’ innovative, high-quality product line-up includes the RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; the Sportsman® and Polaris ACE® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and pontoon, deck and cruiser boats. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets globally includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. Visit www.polaris.com for more information.

Forward-looking Statements

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2018 future sales, shipments, net income, and net income per share, operational initiatives and impact of tax reform, and tariffs and commodity costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs; changes to international trade agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Sales	$1,502,532	$1,364,920	$2,800,005	$2,518,702
Cost of sales	1,117,356	1,014,534	2,091,348	1,925,825
Gross profit	385,176	350,386	708,657	592,877
Operating expenses:
Selling and marketing	122,859	118,531	240,566	232,844
Research and development	68,330	60,753	133,560	112,758
General and administrative	92,874	91,063	171,567	166,577
Total operating expenses	284,063	270,347	545,693	512,179
Income from financial services	21,344	19,143	42,769	39,573
Operating income	122,457	99,182	205,733	120,271
Non-operating expense:
Interest expense	9,216	8,032	17,264	15,946
Equity in loss of other affiliates	3,954	1,336	25,465	3,236
Other expense (income), net	(3,561)	(2,152)	(23,536)	9,456
Income before income taxes	112,848	91,966	186,540	91,633
Provision for income taxes	20,308	29,925	38,286	32,503
Net income	$92,540	$62,041	$148,254	$59,130

Net income per share:
Basic	$1.46	$0.99	$2.34	$0.94
Diluted	$1.43	$0.97	$2.28	$0.92
Weighted average shares outstanding:
Basic	63,172	62,895	63,238	63,012
Diluted	64,886	63,807	65,052	63,970

CONSOLIDATED BALANCE SHEETS
(In Thousands), (Unaudited)

	June 30, 2018	June 30, 2017

Assets
Current Assets:
Cash and cash equivalents	$181,753	$127,378
Trade receivables, net	190,343	169,314
Inventories, net	925,243	815,990
Prepaid expenses and other	106,586	85,221
Income taxes receivable	10,269	18,976
Total current assets	1,414,194	1,216,879
Property and equipment, net	762,268	736,866
Investment in finance affiliate	92,954	86,552
Deferred tax assets	115,399	192,167
Goodwill and other intangible assets, net	765,050	786,935
Other long-term assets	89,613	95,573
Total assets	$3,239,478	$3,114,972
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of debt, capital lease obligations and notes payable	$40,120	$2,831
Accounts payable	361,717	352,538
Accrued expenses:
Compensation	129,719	116,341
Warranties	106,155	108,403
Sales promotions and incentives	184,811	176,978
Dealer holdback	125,016	116,804
Other	161,659	164,486
Income taxes payable	5,973	9,725
Total current liabilities	1,115,170	1,048,106
Long term income taxes payable	25,332	27,764
Capital lease obligations	17,135	18,245
Long-term debt	1,055,367	1,046,721
Deferred tax liabilities	8,667	9,009
Other long-term liabilities	127,529	100,625
Total liabilities	$2,349,200	$2,250,470
Deferred compensation	12,768	10,725
Shareholders’ equity:
Total shareholders’ equity	877,510	853,777
Total liabilities and shareholders’ equity	$3,239,478	$3,114,972

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands), (Unaudited)

	Six months ended June 30,
	2018	2017
Operating Activities:
Net income	$148,254	$59,130
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98,584	91,124
Noncash compensation	33,001	31,416
Noncash income from financial services	(14,626)	(13,328)
Deferred income taxes	(1,704)	(4,083)
Impairment charges	20,249	18,760
Other, net	(8,262)	3,236
Changes in operating assets and liabilities:
Trade receivables	5,326	12,370
Inventories	(146,661)	(59,421)
Accounts payable	45,835	75,576
Accrued expenses	(35,693)	6,406
Income taxes payable/receivable	19,828	40,727
Prepaid expenses and others, net	1,018	1,130
Net cash provided by operating activities	165,149	263,043

Investing Activities:
Purchase of property and equipment	(104,569)	(81,803)
Investment in finance affiliate, net	10,436	20,785
Investment in other affiliates, net	7,366	(1,814)
Acquisition and disposal of businesses, net of cash acquired	—	1,645
Net cash used for investing activities	(86,767)	(61,187)

Financing Activities:
Borrowings under debt arrangements / capital lease obligations	1,511,810	932,317
Repayments under debt arrangements / capital lease obligations	(1,310,863)	(1,010,870)
Repurchase and retirement of common shares	(192,367)	(65,622)
Cash dividends to shareholders	(75,694)	(72,612)
Proceeds from stock issuances under employee plans	43,448	7,027
Net cash used for financing activities	(23,666)	(209,760)
Impact of currency exchange rates on cash balances	(6,370)	6,951

Net increase (decrease) in cash, cash equivalents and restricted cash	48,346	(953)
Cash, cash equivalents and restricted cash at beginning of period	161,618	145,170
Cash, cash equivalents and restricted cash at end of period	$209,964	$144,217

Cash, cash equivalents and restricted cash by category:
Cash and cash equivalents	$181,753	$127,378
Other long-term assets	28,211	16,839
Total	$209,964	$144,217

NON-GAAP RECONCILIATION OF RESULTS
(In Thousands, Except Per Share Data), (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Sales	$1,502,532	$1,364,920	$2,800,005	$2,518,702
Victory wind down (1)	798	(6,157)	249	(1,053)
Restructuring & realignment (3)	1,659	—	2,129	—
Adjusted sales	1,504,989	1,358,763	2,802,383	2,517,649

Gross profit	385,176	350,386	708,657	592,877
Victory wind down (1)	(874)	8,852	(822)	47,415
Acquisition-related costs (2)	—	53	—	12,950
Restructuring & realignment (3)	6,045	4,303	11,837	4,303
Adjusted gross profit	390,347	363,594	719,672	657,545

Income (loss) before taxes	112,848	91,966	186,540	91,633
Victory wind down (1)	(426)	10,851	243	68,431
Acquisition-related costs (2)	5,729	3,767	7,809	19,967
Restructuring & realignment (3)	11,696	4,303	17,893	4,303
EPPL impairment (5)	3,817	—	23,447	—
Brammo (6)	—	—	(13,478)	—
Intangible Amortization (7)	6,058	6,238	12,188	12,449
Other expenses (4)	1,722	—	1,722	—
Adjusted income before taxes	141,444	117,125	236,364	196,783

Net income	92,540	62,041	148,254	59,130
Victory wind down (1)	(325)	6,820	185	47,841
Acquisition-related costs (2)	4,366	2,368	5,951	12,551
Restructuring & realignment (3)	8,912	2,705	13,633	2,705
EPPL impairment (5)	2,908	—	22,325	—
Brammo (6)	—	—	(13,113)	—
Intangible Amortization (7)	4,446	3,961	8,945	7,903
Other expenses (4)	1,767	—	2,037	—
Adjusted net income (8)	114,614	77,895	188,217	130,130

Diluted EPS	$1.43	$0.97	$2.28	$0.92
Victory wind down (1)	(0.01)	0.11	—	0.75
Acquisition-related costs (2)	0.07	0.04	0.09	0.20
Restructuring & realignment (3)	0.14	0.04	0.21	0.04
EPPL impairment (5)	0.04	—	0.34	—
Brammo (6)	—	—	(0.20)	—
Intangible Amortization (7)	0.07	0.06	0.14	0.12
Other expenses (4)	0.03	—	0.03	—
Adjusted EPS (8)	$1.77	$1.22	$2.89	$2.03

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel

(2) Represents adjustments for integration and acquisition-related expenses and purchase accounting adjustments

(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation

(4) Represents adjustments for the impacts of tax reform and non-recurring litigation expenses

(5) Represents adjustments for the impairment of the Company's equity investment in Eicher-Polaris Private Limited (EPPL)

(6) Represents a gain on the Company's investment in Brammo, Inc.

(7) Represents amortization expense for acquisition-related intangible assets

(8) The Company used its estimated statutory tax rate of 23.8% and 37.1% for the non-GAAP adjustments in 2018 and 2017, respectively, except for the non-deductible items and the tax reform related changes noted in Item 4

NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Thousands), (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
SEGMENT SALES
ORV/Snow segment sales	$990,841	$845,508	$1,823,405	$1,569,611
Restructuring & realignment (3)	1,659	—	2,129	—
Adjusted ORV/Snow segment sales	992,500	845,508	1,825,534	1,569,611

Motorcycles segment sales	171,412	197,997	302,969	318,286
Victory wind down (1)	798	(6,157)	249	(1,053)
Adjusted Motorcycles segment sales	172,210	191,840	303,218	317,233

Global Adjacent Markets (GAM) segment sales	113,418	97,022	226,745	188,577
No adjustment	—	—	—	—
Adjusted GAM segment sales	113,418	97,022	226,745	188,577

Aftermarket segment sales	226,861	224,393	446,886	442,228
No adjustment	—	—	—	—
Adjusted Aftermarket sales	226,861	224,393	446,886	442,228

Total sales	1,502,532	1,364,920	2,800,005	2,518,702
Total adjustments	2,457	(6,157)	2,378	(1,053)
Adjusted total sales	$1,504,989	$1,358,763	$2,802,383	$2,517,649

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
SEGMENT GROSS PROFIT
ORV/Snow segment gross profit	$297,221	$266,150	$540,782	$479,109
Restructuring & realignment (3)	1,659	—	2,129	—
Adjusted ORV/Snow segment gross profit	298,880	266,150	542,911	479,109

Motorcycles segment gross profit	24,672	21,116	41,240	1,235
Victory wind down (1)	(874)	8,852	(822)	47,415
Restructuring & realignment (3)	1,185	—	1,185	—
Adjusted Motorcycles segment gross profit	24,983	29,968	41,603	48,650

Global Adjacent Markets (GAM) segment gross profit	28,107	21,216	59,365	49,314
Restructuring & realignment (3)	(11)	4,303	434	4,303
Adjusted GAM segment gross profit	28,096	25,519	59,799	53,617

Aftermarket segment gross profit	57,747	59,918	116,199	101,482
Acquisition-related costs (2)	—	53	—	12,950
Adjusted Aftermarket segment gross profit	57,747	59,971	116,199	114,432

Corporate segment gross profit	(22,571)	(18,014)	(48,929)	(38,263)
Restructuring & realignment (3)	3,212	—	8,089	—
Adjusted Corporate segment gross profit	(19,359)	(18,014)	(40,840)	(38,263)

Total gross profit	385,176	350,386	708,657	592,877
Total adjustments	5,171	13,208	11,015	64,668
Adjusted total gross profit	$390,347	$363,594	$719,672	$657,545

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel

(2) Represents adjustments for integration expenses and purchase accounting adjustments

(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation

NON-GAAP ADJUSTMENTS

2018 Second Quarter Results & Full Year Guidance

Wind Down of Victory Motorcycles
In 2017, Polaris announced its intention to wind down its Victory Motorcycles operations. The decision is expected to improve the long-term profitability of Polaris and its global motorcycle business, while materially improving the Company’s competitive position in the industry. The Company will record costs, anticipated to be in the range of $80 million to $85 million through 2018, associated with supporting Victory dealers in selling their remaining inventory, the disposal of factory inventory, tooling, and other physical assets, and the cancellation of various supplier arrangements. In 2017, the Company recorded pretax costs of $77 million. In the first and second quarter of 2018 these costs were immaterial. These costs are excluded from Polaris’ 2018 sales and earnings guidance on a non-GAAP basis.

Restructuring, Realignment and Supply Chain Transformation
Polaris announced in 2017 that it was making changes to its network to consolidate production and distribution of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. Year-to-date ending June 30, 2018, the Company has recorded costs totaling $18 million related to the manufacturing and distribution network realignment and the supply chain transformation projects. In addition, the Company has recorded TAP and Boat Holdings integration and acquisition related costs of $8 million for the year-to-date period ending June 30, 2018. The costs for these projects are excluded from Polaris’ 2018 sales and earnings guidance on a non-GAAP basis.

Eicher-Polaris Joint Venture Impairment in India
Regulatory changes have negatively impacted the likelihood of success of the joint venture, and as a result, in late-February 2018, the Board of Directors of the joint venture approved the wind-down of the joint venture. Year-to-date ended June 30, 2018, Polaris has recorded charges totaling $23 million, including the impairment of the Company's equity investment in the Eicher-Polaris joint venture in India and wind down costs.

Intangible amortization related to acquisitions
As a result of the Boat Holdings acquisition, Polaris' amortization of intangible assets is expected to increase by approximately $25 million to $30 million on an annual basis. Given the significant increase in non-cash amortization associated with this acquisition along with intangible amortization from prior acquisitions, the Company will be moving to an adjusted net income metric, excluding intangible amortization from all acquisitions including prior year acquisitions of approximately $24 million for full year 2018. The Company believes this treatment will provide additional transparency into the true, ongoing earnings performance of its business.

2018 Adjusted Guidance
2018 guidance excludes the pre-tax effect of acquisition integration costs of approximately $25 million to $30 million, supply chain transformation and network realignment costs of approximately $20 million to $25 million and the remaining impacts associated with the Victory wind down which is estimated to be approximately $5 million. Additionally, 2018 guidance excludes the pre-tax gain of $13 million related to the Company's investment in Brammo and charges of $23 million, including the impairment of the Company's equity investment in the Eicher-Polaris joint venture in India and related wind down costs, recorded in the first half of 2018. Additional costs associated with the wind down of the joint venture, if any, are expected to be immaterial for the remainder of 2018. Intangible amortization related to all acquisitions has also been excluded. 2018 adjusted sales guidance excludes any Victory wholegood, accessories and apparel sales and corresponding promotional costs as the Company is in the process of exiting the brand. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include costs associated with the Victory wind down and acquisition integration costs that are difficult to predict in advance in order to include in a GAAP estimate.

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